Exhibit 99.1

CSX Corporation Announces Second Quarter Earnings

Highlights:

•	Delivered earnings per share of $0.47 and an operating ratio of 68.9 percent

•	Strong U.S. dollar, low commodity prices and energy market transition continue to challenge financial performance and are expected to impact full-year earnings

JACKSONVILLE, Fla. - July 13, 2016 - CSX Corporation (Nasdaq: CSX) today announced second quarter 2016 net earnings of $445 million, or $0.47 per share, down from $553 million, or $0.56 per share, in the same period of last year.

“CSX continued to drive strong customer service and network efficiency in a challenging market, which is expected to persist throughout this year,” said Michael J. Ward, chairman and chief executive officer. “In this environment, the company continues to right-size resources while making strategic investments to transform the company and capitalize on market opportunities to drive long-term value creation.”

Revenue for the quarter declined 12 percent, driven primarily by an overall 9 percent volume decline that impacted nearly all markets, including coal declines of more than 30 percent, which more than offset pricing gains from an improving service product.

Expenses improved 9 percent in the quarter, driven by efficiency gains of $96 million, lower volume-related costs of $86 million as CSX further aligned its cost structure with current and future market dynamics, and $56 million from reduced fuel prices.

Despite the strong efficiency performance in the quarter, operating income decreased 17 percent to $840 million and the operating ratio increased 210 basis points year-over-year to 68.9 percent.

Looking forward, CSX continues to expect 2016 full-year earnings per share to decline, reflecting the ongoing transition in the energy markets, along with the impact of the strong U.S. dollar and low commodity prices. As the company positions itself to serve the markets of tomorrow, CSX remains focused on maximizing shareholder value and achieving a mid-60s operating ratio longer term.

This release corrects information released via Twitter earlier today. CSX executives will conduct a quarterly earnings conference call with the investment community on July 14, 2016, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.